Exhibit 99.1

REXFORD INDUSTRIAL ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

- 2Q 2020 Net Income Attributable to Common Stockholders of $11.4M, or $0.10 per Diluted Share -
- 2Q 2020 Company Share of Core FFO of $0.32 per Diluted Share, Up 6.7% Compared to 2Q 2019 -
- 2Q 2020 Company Share of Core FFO of $38.8M, Up 21.1% Compared to 2Q 2019 -
- 2Q 2020 Stabilized Same Property Portfolio NOI Up 3.1% Over 2Q 2019 -
- 2Q 2020 GAAP Releasing Spreads of 32.3% and Cash Releasing Spreads of 18.2% -
- Reiterating Core FFO 2020 Guidance Range of $1.26 to $1.29 per Diluted Share -

Los Angeles, California - July 21, 2020 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties in Southern California infill markets, today announced financial and operating results for the second quarter of 2020.

Second Quarter 2020 Financial and Operational Highlights:

•	Net income attributable to common stockholders of $0.10 per diluted share compared to $0.12 per diluted share for the second quarter of last year.

•	Company share of Core FFO of $38.8 million, an increase of 21.1% year-over-year.

•	Company share of Core FFO per diluted share of $0.32, an increase of 6.7% year-over-year.

•	Consolidated Portfolio Net Operating Income (NOI) of $60.9 million, an increase of 25.6% year-over-year.

•	Consolidated Portfolio Cash NOI of $52.0 million, an increase of 14.7% year-over-year.

•	Stabilized Same Property Portfolio GAAP NOI increased 3.1% and Stabilized Same Property Portfolio Cash NOI decreased 2.3% year-over-year.

•	Comparable rental rates on 1,369,506 rentable square feet of new and renewal leases were 32.3% higher than prior rents on a GAAP basis and 18.2% higher on a cash basis.

•	Acquired six industrial properties and one small land parcel for an aggregate purchase price of $76.5 million.

•	Completed approximately $295 million of total equity issuance, ending the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 10.5%.

“Our second quarter results demonstrate our ability to continue to execute our strategy at superior levels, driving long-term growth and value creation by investing and operating within the infill Southern California industrial market, despite the recent unfortunate impacts of the COVID-19 pandemic. We achieved Core FFO growth of 21.1%, or 6.7% on a per share basis, for the second quarter of 2020, which was driven by continued internal and external growth, while maintaining an exceptionally low-leverage, fortress-like balance sheet,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “We reported second quarter Stabilized Same Property NOI growth of 3.1% and (2.3)% on a GAAP and cash basis, respectively. Cash collections reflected the impact of local California municipalities’ mandates permitting tenants indicating impacts from COVID-19 to unilaterally defer their rent. Despite these challenges, supply demand dynamics within our submarkets remain firmly in our favor, and our entrepreneurial team has again proven their ability to drive best-in-class results, which included re-leasing spreads of 32.3% on a GAAP basis and 18.2% on a cash basis on nearly 1.4 million rentable square feet of leasing activity. Our team’s performance is strikingly positive in light of the fact that we entered the quarter facing a near total government-mandated commercial shutdown, the lingering effects of which still persist. We also completed the acquisition of six properties, for a total of $76 million, plus three additional acquisitions totaling $69 million which closed subsequent to quarter end, bringing our year to date total investment volume to $353 million. Finally, we successfully maintained our low-leverage, fortress-like balance sheet to protect against ongoing COVID uncertainty as well as to enable us to opportunistically capitalize upon emerging accretive internal and external growth opportunities. To this end, we raised approximately $295 million in total equity issuance, ending the quarter with a net debt-to-enterprise value ratio of 10.5%. We also ended the quarter in a very favorable liquidity position with access to upwards of $1 billion of liquidity. We believe our Company is well positioned to optimize our performance during what we hope are temporary market disruptions created by the COVID-19 pandemic, and to pursue internal and external growth opportunities designed to create long term cash flow and value growth for our shareholders.”

Financial Results:

The Company reported net income attributable to common stockholders of $11.4 million, or $0.10 per diluted share, for the three months ended June 30, 2020, as compared to net income attributable to common stockholders of $12.8 million, or $0.12 per diluted share, for the three months ended June 30, 2019. Net income for the three months ended June 30, 2019 includes $4.8 million of gains on sale of real estate. The Company did not report any gains on sale of real estate during the three months ended June 30, 2020.

The Company reported net income attributable to common stockholders of $22.2 million, or $0.19 per diluted share, for the six months ended June 30, 2020, as compared to net income attributable to common stockholders of $20.8 million, or $0.20 per diluted share, for the six months ended June 30, 2019. Net income for the six months ended June 30, 2019 includes $4.8 million of gains on sale of real estate. The Company did not report any gains on sale of real estate during the six months ended June 30, 2020.

The Company reported Company share of Core FFO of $38.8 million, or $0.32 per diluted share of common stock, for the three months ended June 30, 2020, as compared to Company share of Core FFO of $32.1 million, or $0.30 per diluted share of common stock, for the three months ended June 30, 2019. Amounts are adjusted for non-core expenses of $14 thousand for the three months ended June 30, 2020, and $29 thousand for the three months ended June 30, 2019.

The Company reported Company share of Core FFO of $76.4 million, or $0.65 per diluted share of common stock, for the six months ended June 30, 2020, as compared to Company share of Core FFO of $61.5 million, or $0.60 per diluted share of common stock, for the six months ended June 30, 2019. Amounts are adjusted for non-core expenses of $19 thousand for the six months ended June 30, 2020, and $52 thousand for the six months ended June 30, 2019.

For the three months ended June 30, 2020, the Company’s consolidated portfolio NOI increased 25.6% compared to the three months ended June 30, 2019, and the Company’s consolidated portfolio Cash NOI increased 14.7% compared to the three months ended June 30, 2019.

For the six months ended June 30, 2020, the Company’s consolidated portfolio NOI increased 27.6% compared to the six months ended June 30, 2019, and the Company’s consolidated portfolio Cash NOI increased 22.9% compared to the six months ended June 30, 2019.

For the three months ended June 30, 2020, the Company’s Stabilized Same Property Portfolio NOI increased 3.1% compared to the second quarter of 2019, driven by a 3.0% increase in Stabilized Same Property Portfolio rental income and a 2.6% increase in Stabilized Same Property Portfolio expenses. Stabilized Same Property Portfolio Cash NOI decreased 2.3% compared to the second quarter of 2019, due principally to short-term rent deferral agreements granted to select tenants as a result of government-mandates enabling tenants indicating impacts from COVID-19 to unilaterally defer their rent.

For the six months ended June 30, 2020, the Company’s Stabilized Same Property Portfolio NOI increased 3.4% compared to the six months ended June 30, 2019, driven by a 3.4% increase in Stabilized Same Property Portfolio rental income and a 3.2% increase in Stabilized Same Property Portfolio expenses. Stabilized Same Property Portfolio Cash NOI increased 2.5% compared to the six months ended June 30, 2019.

Operating Results:

During the second quarter of 2020, the Company signed 123 new and renewal leases totaling 1,369,506 rentable square feet. Average rental rates on comparable new and renewal leases were up 32.3% on a GAAP basis and up 18.2% on a cash basis. The Company signed 49 new leases for 550,977 rentable square feet, with GAAP rents up 37.9% compared to the prior in-place leases. The Company signed 74 renewal leases for 818,529 rentable square feet, with GAAP rents up 30.4% compared to the prior in-place leases. For the 49 new leases, cash rents increased 17.9%, and for the 74 renewal leases, cash rents were up 18.3%, compared to the ending cash rents for the prior leases.

At June 30, 2020, the Company’s Stabilized Same Property Portfolio occupancy was 97.6%. At June 30, 2020, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 97.0% occupied and 97.6% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 95.4% occupied and 96.0% leased.

The Company has included in a supplemental information package the detailed results and operating statistics that reflect the activities of the Company for the three months ended June 30, 2020. See below for information regarding the supplemental information package.

Transaction Activity:

In the second quarter 2020, the Company acquired six properties and a one-acre land parcel for an aggregate purchase price of $76.5 million, as detailed below.

In April 2020, the Company acquired:

•	Brady Way, a one-acre land parcel adjacent and effectively adding to the Company’s Knott Street repositioning property, located in the Orange County – West submarket for $0.9 million.

•
720-750 Vernon Avenue, a 100% leased single-tenant industrial property containing 71,692 square feet on 6.05 acres of land, located in the Los Angeles – San Gabriel Valley submarket, for $15.5 million, or $59 per land square foot.

In May 2020, the Company acquired:

•
6687 Flotilla Street, a 100% leased single-tenant industrial building containing 120,000 square feet on 5.1 acres of land, located in the Los Angeles – Central submarket, for $21.0 million, or $175 per square foot.

•
1055 Sandhill Avenue, a vacant manufacturing building containing 158,595 square feet on 5.79 acres of land, located in the Los Angeles – South Bay submarket, for $14.5 million, or $57 per land square foot.

In June 2020, the Company acquired

•
22895 Eastpark Drive, a 100% leased single-tenant industrial building containing 34,950 square feet on 2.35 acres of land, located in the Orange County – North submarket, for $6.8 million, or $196 per square foot.

•
8745-8775 Production Avenue, a 65% leased two-building industrial complex containing 46,820 square feet on 2.85 acres of land, located in the San Diego – Central submarket, for $7.9 million, or $168 per square foot.

•
15850 Slover Avenue, a vacant, newly constructed single-tenant industrial property containing 60,127 square feet on 2.79 acres of land, located in the Inland Empire – West submarket, for $10.0 million, or $166 per square foot.

Subsequent to the second quarter of 2020, the Company completed three additional acquisitions for an aggregate purchase price of $68.7 million.

Balance Sheet:

The Company ended the second quarter with $754 million in liquidity, including $254 million in cash and $500 million available under our unsecured revolving credit facility.

During the quarter ended June 30, 2020, the Company completed an underwritten public offering of 7,187,500 shares of its common stock at $39.85 per share, for gross proceeds of approximately $286.4 million and net proceeds of approximately $285.1 million after deducting the underwriting discount and offering costs.

During the quarter ended June 30, 2020, the Company issued 248,813 shares of common stock under its at-the-market equity offering program (ATM program). The shares were issued at a weighted average price of $40.59 per share, providing gross proceeds of approximately $10.1 million and net proceeds of approximately $9.9 million. As of June 30, 2020, the current ATM program had approximately $259.8 million of remaining capacity.

As of June 30, 2020, the Company had $908.3 million of outstanding debt, with an average interest rate of 3.47% and an average term-to-maturity of 5.1 years. As of June 30, 2020, $849.8 million, or 94%, of the Company’s outstanding debt was fixed-rate with an average interest rate of 3.58% and an average term-to-maturity of 5.2 years. The remaining $58.5 million, or 6%, of the Company’s outstanding debt was floating-rate, with an average interest rate of LIBOR + 1.70% and an average term-to-maturity of 3.1 years. The Company has no debt maturities until 2022.

COVID-19 Impact on Operations (As of July 17, 2020)

In response to COVID-19, most California municipalities in the markets in which the Company owns properties have implemented eviction moratoriums and granted tenants impacted by COVID-19 the unilateral right to defer rent while emergency orders are in effect, with repayment generally mandated within six months after the end of the local emergency. A number of the Company’s tenants have utilized these local government mandates authorizing deferral of rent. While the Company is currently unable to completely estimate the impact that COVID-19, and these emergency orders will have on its financial condition and results of operations for the remainder of 2020, as of July 17, 2020, the Company has proactively worked with its tenants and has seen the following impact on its portfolio (using tenant counts and In-Place Annualized Base Rent (“ABR”) as of June 30, 2020):

•
The Company had 1,453 leases representing in-place annualized base rent (“ABR”) of $263.3 million. ABR is defined/calculated as the monthly contractual base rent per the leases, excluding any rent abatements, as of June 30, 2020, multiplied by 12.

•	The Company has received rent relief requests from 333 tenants, representing 26.7% or $70.3 million of ABR.

•
The Company has executed rent relief agreements with 259 tenants, representing 23.7% or $62.4 million of ABR. See the table below for a summary of rent relief provided to tenants for the second quarter of 2020.

The following table sets forth the following information regarding April 2020, May 2020, June 2020 and July-to-date 2020 contractual rent: (i) amount billed, (ii) percentage collected prior to the impact of consummated rent relief agreements, (iii) the amount of rent relief provided to tenants by the (a) application of security deposits, (b) acceleration of future existing contractual rent concessions and (c) deferral of contractual base rent and (iv) percentage collected after adjusting for rent relief provided by rent relief agreements.

			Rent Relief
Period	Contractual Billings(1)	% of Contractual Billings Collected(2)	Security Deposits	Acceleration of Concessions	Deferral of Base Rent(3)	Total	% of Contractual Billings Collected after Relief(4)
April 2020	$26,165	86.7%	$2,357	$337	$589	$3,283	99.1%
May 2020	$25,665	84.0%	1,389	369	1,825	3,583	97.7%
June 2020	$25,231	90.9%	460	119	1,221	1,800	97.9%
Total Q2-2020	$77,061	87.2%	$4,206	$825	$3,635	$8,666	98.2%

July 2020	$25,264	91.9%	$115	$—	$309	$424	93.5%
***Reflects collections through July 17, 2020 for all months noted above***

(1)
Contractual Billings include contractual base rent and tenant reimbursements (including prior year recoverable expense reconciliation adjustments) charged to tenants before the impact of COVID-19 related rent relief agreements.

(2)	Represents the cash collection percentage of Contractual Billings.

(3)	The typical deferral period is approximately 1 to 2 months with repayment generally scheduled to begin in the third or fourth quarter of 2020.

(4)	Represents the cash collection percentage of Contractual Billings after adjusting for rent relief provided by executed rent relief agreements.

Guidance:

While the full economic impact of the COVID-19 pandemic and efforts to contain its spread, as well as the impact of local California government mandates enabling tenants impacted by COVID-19 to unilaterally defer rent, is difficult to predict or quantify, based on recent trends the Company has observed, the Company is reiterating its full year 2020 guidance as follows:

•	Net income attributable to common stockholders within a range of $0.28 to $0.31 per diluted share

•	Company share of Core FFO within a range of $1.26 to $1.29 per diluted share

•	Year-end Stabilized Same Property Portfolio occupancy within a range of 95.0% to 96.0%

•	Stabilized Same Property Portfolio NOI growth for the year within a range of 1.3% to 1.8%

•	General and administrative expenses within a range of $36.5 million to $37.0 million

The Core FFO guidance refers only to the Company’s in-place portfolio as of July 21, 2020, and does not include any assumptions for acquisitions, dispositions or balance sheet activities that may or may not occur through the end of the year. A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the number of tenants requesting rent relief or failing to pay rent in future periods, the duration and severity of the impact of the COVID-19 pandemic, interest rates, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Dividends:

On July 20, 2020, the Company’s Board of Directors declared a dividend in the amount of $0.215 per share for the third quarter of 2020, payable in cash on October 15, 2020, to common stockholders and common unit holders of record as of September 30, 2020.

On July 20, 2020, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series A Cumulative Redeemable Preferred Stock, a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, in each case, payable in cash on September 30, 2020, to preferred stockholders of record as of September 15, 2020.

Supplemental Information:

Details regarding these results can be found in the Company’s supplemental information package available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Wednesday, July 22, 2020, at 1:00 p.m. Eastern Time to review second quarter results and discuss recent events. The live webcast will be available on the Company’s investor relations website at ir.rexfordindustrial.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available through August 22, 2020, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13706119.

About Rexford Industrial:

Rexford Industrial, a real estate investment trust focused on owning and operating industrial properties throughout Southern California infill markets, owns 234 properties with approximately 28.0 million rentable square feet and manages an additional 20 properties with approximately 1.0 million rentable square feet.
For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO to exclude the impact of certain items that we do not consider reflective of our core revenue or expense streams. These adjustments consist of acquisition expenses. Management believes that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of operating performance and allows investors to more easily compare the Company’s operating results. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of FFO to Core FFO is set forth below.

Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company share of Core FFO per Diluted Share Guidance: The following is a reconciliation of the Company’s 2020 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2020 Estimate
	Low	High
Net income attributable to common stockholders	$0.28	$0.31
Company share of depreciation and amortization	$0.98	$0.98
Company share of Core FFO	$1.26	$1.29

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Stabilized Same Property Portfolio. A calculation of NOI for our Stabilized Same Property Portfolio, as well as a reconciliation of net income to NOI for our Stabilized Same Property Portfolio, is set forth below.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI i) fair value lease revenue and ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Stabilized Same Property Portfolio. A calculation of Cash NOI for our Stabilized Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Stabilized Same Property Portfolio, is set forth below.

Stabilized Same Property Portfolio:
Our Stabilized Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2019 through July 21, 2020, and that were stabilized as of January 1, 2019. Therefore, our Stabilized Same Property Portfolio excludes any properties that were acquired or sold during the period from January 1, 2019 through June 30, 2020, and properties classified as current or future repositioning, development or lease-up during 2019 or 2020 (listed below). For 2020, our Stabilized Same Property Portfolio consists of 161 properties aggregating 19,820,371 rentable square feet.

1210 N. Red Gum Street	16121 Carmenita Road	3233 Mission Oaks Boulevard
1332-1340 Rocky Point Drive	1998 Surveyor Avenue	7110 E. Rosecrans Avenue
14748-14750 Nelson Avenue	2700-2722 Fairview Street	851 Lawrence Drive
15401 Figueroa Street	28903 Avenue Paine
1580 Carson Street	29003 Avenue Sherman

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. We define a significant amount of space at a property as the lower of (i) 40,000 square feet of space or (ii) 50% of a property’s square footage. Typically, we would include properties or space where the repositioning and lease-up time frame is estimated to be greater than six months. A repositioning is considered complete once the investment is fully or nearly fully deployed and the property is marketable for leasing. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work. We look to update this definition on an annual basis based on the growth and size of the Company’s consolidated portfolio.

Net Debt to Enterprise Value: At June 30, 2020, we had consolidated indebtedness of $908.3 million, reflecting a net debt to enterprise value of approximately 10.5%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt.  Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:
Investor Relations:

Stephen Swett
424-256-2153 ext 401
investorrelations@rexfordindustrial.com

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Land	$2,128,243	$1,927,098
Buildings and improvements	1,770,930	1,680,178
Tenant improvements	77,211	72,179
Furniture, fixtures, and equipment	141	141
Construction in progress	39,860	18,794
Total real estate held for investment	4,016,385	3,698,390
Accumulated depreciation	(337,938)	(296,777)
Investments in real estate, net	3,678,447	3,401,613
Cash and cash equivalents	254,373	78,857
Restricted cash	67	—
Rents and other receivables, net	4,790	5,889
Deferred rent receivable, net	37,552	29,671
Deferred leasing costs, net	20,269	18,688
Deferred loan costs, net	2,599	695
Acquired lease intangible assets, net	71,513	73,090
Acquired indefinite-lived intangible	5,156	5,156
Interest rate swap asset	—	766
Other assets	16,656	9,671
Acquisition related deposits	63,612	14,526
Total Assets	$4,155,034	$3,638,622
LIABILITIES & EQUITY
Liabilities
Notes payable	$906,687	$857,842
Interest rate swap liability	22,916	8,488
Accounts payable, accrued expenses and other liabilities	33,731	31,112
Dividends payable	27,532	21,624
Acquired lease intangible liabilities, net	61,108	59,340
Tenant security deposits	26,158	28,779
Prepaid rents	11,163	8,988
Total Liabilities	1,089,295	1,016,173
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized, at June 30, 2020 and December 31, 2019
5.875% series A cumulative redeemable preferred stock, 3,600,000 shares outstanding at June 30, 2020 and December 31, 2019 ($90,000 liquidation preference)	86,651	86,651
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at June 30, 2020 and December 31, 2019 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at June 30, 2020 and December 31, 2019 ($86,250 liquidation preference)	83,233	83,233
Common Stock, $0.01 par value per share, 489,950,000 authorized and 123,789,199 and 113,793,300 shares outstanding at June 30, 2020 and December 31, 2019, respectively	1,236	1,136
Additional paid in capital	2,820,216	2,439,007
Cumulative distributions in excess of earnings	(147,907)	(118,751)
Accumulated other comprehensive income	(22,214)	(7,542)
Total stockholders’ equity	2,893,658	2,556,177
Noncontrolling interests	172,081	66,272
Total Equity	3,065,739	2,622,449
Total Liabilities and Equity	$4,155,034	$3,638,622

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES
Rental income	$79,770	$63,613	$157,260	$123,217
Management, leasing and development services	114	109	207	211
Interest income	66	668	163	1,325
TOTAL REVENUES	79,950	64,390	157,630	124,753
OPERATING EXPENSES
Property expenses	18,884	15,139	36,998	28,951
General and administrative	8,972	7,301	18,289	14,645
Depreciation and amortization	28,381	24,522	55,904	46,518
TOTAL OPERATING EXPENSES	56,237	46,962	111,191	90,114
OTHER EXPENSES
Acquisition expenses	14	29	19	52
Interest expense	7,428	6,255	14,877	12,726
TOTAL EXPENSES	63,679	53,246	126,087	102,892
Gains on sale of real estate	—	4,810	—	4,810
NET INCOME	16,271	15,954	31,543	26,671
Less: net income attributable to noncontrolling interest	(1,084)	(569)	(1,801)	(770)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	15,187	15,385	29,742	25,901
Less: preferred stock dividends	(3,637)	(2,424)	(7,273)	(4,847)
Less: earnings attributable to participating securities	(129)	(113)	(260)	(227)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$11,421	$12,848	$22,209	$20,827
Net income attributable to common stockholders per share – basic	$0.10	$0.12	$0.19	$0.20
Net income attributable to common stockholders per share – diluted	$0.10	$0.12	$0.19	$0.20
Weighted-average shares of common stock outstanding – basic	119,810	105,848	116,932	102,116
Weighted-average shares of common stock outstanding – diluted	120,068	106,236	117,191	102,443

Rexford Industrial Realty, Inc.
Stabilized Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Stabilized Same Property Portfolio Occupancy:
	June 30,
	2020	2019	Change (basis points)
Occupancy:
Los Angeles County	98.8%	98.5%	30 bps
Orange County	97.4%	96.8%	60 bps
San Bernardino County	97.4%	97.8%	(40) bps
San Diego County	94.9%	97.5%	(260) bps
Ventura County	93.2%	97.9%	(470) bps
Total/Weighted Average	97.6%	98.0%	(40) bps

Stabilized Same Property Portfolio NOI and Cash NOI

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Rental income	$57,513	$55,851	$1,662	3.0%	$115,291	$111,544	$3,747	3.4%
Property expenses	13,178	12,850	328	2.6%	26,316	25,489	827	3.2%
Stabilized Same Property Portfolio NOI	$44,335	$43,001	$1,334	3.1%	$88,975	$86,055	$2,920	3.4%
Straight line rental revenue adjustment	(3,196)	(630)	(2,566)	407.3%	(3,842)	(2,365)	(1,477)	62.5%
Amortization of above/below market lease intangibles	(1,417)	(1,729)	312	(18.0)%	(2,906)	(3,493)	587	(16.8)%
Stabilized Same Property Portfolio Cash NOI	$39,722	$40,642	$(920)	(2.3)%	$82,227	$80,197	$2,030	2.5%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Stabilized Same Property Portfolio NOI and
Stabilized Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$16,271	$15,954	$31,543	$26,671
Add:
General and administrative	8,972	7,301	18,289	14,645
Depreciation and amortization	28,381	24,522	55,904	46,518
Acquisition expenses	14	29	19	52
Interest expense	7,428	6,255	14,877	12,726
Deduct:
Management, leasing and development services	114	109	207	211
Interest income	66	668	163	1,325
Gains on sale of real estate	—	4,810	—	4,810
Net operating income (NOI)	$60,886	$48,474	$120,262	$94,266
Non-Stabilized Same Property Portfolio rental income	(22,257)	(7,762)	(41,969)	(11,673)
Non-Stabilized Same Property Portfolio property expenses	5,706	2,289	10,682	3,462
Stabilized Same Property Portfolio NOI	$44,335	$43,001	$88,975	$86,055
Straight line rental revenue adjustment	(3,196)	(630)	(3,842)	(2,365)
Amortization of above/below market lease intangibles	(1,417)	(1,729)	(2,906)	(3,493)
Stabilized Same Property Portfolio Cash NOI	$39,722	$40,642	$82,227	$80,197

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$16,271	$15,954	$31,543	$26,671
Add:
Depreciation and amortization	28,381	24,522	55,904	46,518
Deduct:
Gains on sale of real estate	—	4,810	—	4,810
Funds From Operations (FFO)	$44,652	$35,666	$87,447	$68,379
Less: preferred stock dividends	(3,637)	(2,424)	(7,273)	(4,847)
Less: FFO attributable to noncontrolling interest(1)	(2,005)	(1,021)	(3,455)	(1,754)
Less: FFO attributable to participating securities(2)	(192)	(182)	(387)	(358)
Company share of FFO	$38,818	$32,039	$76,332	$61,420

Company Share of FFO per common share – basic	$0.32	$0.30	$0.65	$0.60
Company Share of FFO per common share – diluted	$0.32	$0.30	$0.65	$0.60

FFO	$44,652	$35,666	$87,447	$68,379
Adjust:
Acquisition expenses	14	29	19	52
Core FFO	$44,666	$35,695	$87,466	$68,431
Less: preferred stock dividends	(3,637)	(2,424)	(7,273)	(4,847)
Less: Core FFO attributable to noncontrolling interest(1)	(2,005)	(1,021)	(3,455)	(1,754)
Less: Core FFO attributable to participating securities(2)	(192)	(182)	(387)	(358)
Company share of Core FFO	$38,832	$32,068	$76,351	$61,472

Company share of Core FFO per common share – basic	$0.32	$0.30	$0.65	$0.60
Company share of Core FFO per common share – diluted	$0.32	$0.30	$0.65	$0.60

Weighted-average shares of common stock outstanding – basic	119,810	105,848	116,932	102,116
Weighted-average shares of common stock outstanding – diluted	120,068	106,236	117,191	102,443

(1)
Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1 & 2 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.

(2)	Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.